Exhibit (a)(1)(D)
Offer to Purchase for Cash
by
High Templar Tech Limited
Up to 39 Million of its American Depositary Shares
At a Purchase Price not less than US$2.80
nor greater than US$3.20 per American Depositary Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, JUNE 24, 2026, UNLESS THE
OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY
BE EXTENDED, THE “EXPIRATION DATE”).

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:
High Templar Tech Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company,” “High Templar Tech,” “we,” “our” or “us”), is offering to purchase up to 39 million American Depositary Shares (the “ADSs”) of the Company, each representing one Class A ordinary share, par value US$0.0001 per share, for purchase by us at a price calculated as described herein that is not less than US$2.80 and not greater than US$3.20 per ADS to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase dated May 26, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).
Upon the terms and subject to the conditions of the Offer, we will determine a single per ADS price (the “Purchase Price”) that we will pay for ADSs properly tendered and not properly withdrawn, taking into account the total number of ADSs tendered and the prices specified, or deemed specified, by tendering securityholders. The Purchase Price will be the lowest price per ADS (in increments of US$0.05) of not less than US$2.80 and not greater than US$3.20 that will enable us to purchase the number of ADSs sought in the Offer or, if a lesser number of ADSs is properly tendered, all ADSs that are properly tendered and not properly withdrawn. All ADSs acquired in the Offer will be acquired at the Purchase Price, including those ADSs tendered at a price lower than the Purchase Price. However, because of the “Odd Lot” priority, proration and conditional tender provisions described in the Offer to Purchase, fewer than all of the ADSs tendered at or below the Purchase Price may be purchased if more than the number of ADSs the Company seeks are properly tendered and not properly withdrawn. ADSs tendered but not purchased in the Offer will be returned to the tendering securityholders at the Company’s expense promptly after the Expiration Date. See Section 1 and Section 3 of the Offer to Purchase.
Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by the terms and conditions of the Offer set forth in the Offer to Purchase, the Letter of Transmittal and other related materials.
The Offer is not conditioned on the receipt of financing or any minimum number of ADSs being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase. The Company’s obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon the satisfaction or waiver of these conditions.
In the event that more than 39 million ADSs are properly tendered in the Offer, we may exercise our right to increase the number of ADSs sought in the Offer by an amount not exceeding 2% of our outstanding ADSs without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional ADSs, subject to applicable law. See Section 1 of the Offer to Purchase.
As described in the Offer to Purchase, if more than 39 million ADSs (or such greater number of ADSs as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will accept ADSs for purchase in the following order of priority:

•
first, we will purchase Odd Lots (as defined in the Offer to Purchase) of fewer than 100 ADSs at the Purchase Price from securityholders who validly tender all of their ADSs at or below the Purchase Price (including ADSs tendered by Purchase Price Tender (as defined in the Offer to Purchase)) and who do not validly withdraw them before the Expiration Date (tenders of less than all of the ADSs owned, beneficially or of record, by such Odd Lot Holder (as defined in the Offer to Purchase) will not qualify for this preference);

•
second, after purchasing all Odd Lots that were properly tendered at or below the Purchase Price (including ADSs tendered by Purchase Price Tender), subject to the conditional tender provisions (whereby a holder may specify a minimum number of such holder’s ADSs that must be purchased if any such ADSs are purchased), we will purchase ADSs at the Purchase Price from all other securityholders who validly tender ADSs at or below the Purchase Price (including ADSs tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Date (except for securityholders who tendered ADSs conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional ADSs, until we have acquired the number of ADSs that we have offered to purchase; and

•
third, only if necessary to permit us to purchase the number of ADSs that we have offered to purchase, we will purchase ADSs at the Purchase Price from securityholders who have validly tendered ADSs at or below the Purchase Price (including ADSs tendered by Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose ADSs are conditionally tendered must have validly tendered all of their ADSs at or below the Purchase Price and not validly withdrawn them before the Expiration Date.

We may not purchase all of the ADSs that you tender even if you validly tender them a price at or below the Purchase Price, including because of the “Odd Lot” priority, proration and conditional tender provisions described in the Offer to Purchase. See Section 1 and Section 6 of the Offer to Purchase.
For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:
1.   The Offer to Purchase;
2.   The Letter of Transmittal for your use and for the information of your clients;
3.   Notice of Guaranteed Delivery to be used to accept the Offer if all required documents cannot be delivered to the Depositary, or if the procedure for book-entry transfer cannot be completed, before the Expiration Date, as described in Section 3 of the Offer to Purchase;
4.   A letter to clients that you may send to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
5.   A return envelope addressed to Equiniti Trust Company, LLC, as depositary for the Offer (the “Depositary”).
The Company’s Board of Directors has authorized the Company to make the Offer. However, none of the Company, the members of its Board of Directors, Deutsche Bank Securities Inc., the dealer manager for the Offer (the “Dealer Manager”), the Depositary or D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), makes any recommendation to any securityholder as to whether to tender or refrain from tendering any ADSs. None of the Company, the members of its Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your ADSs. Securityholders should carefully evaluate all information in the Offer to Purchase and the Letter of Transmittal, and should consult their own financial and tax advisors. Securityholders must decide whether to tender or refrain from tendering their ADSs. In doing so, a securityholder should read carefully the information in the Offer to Purchase and the Letter of Transmittal, including our reasons for and effects of making the Offer, before making any decision with respect to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 24, 2026, UNLESS THE OFFER IS EXTENDED.
Payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) a timely confirmation of the book-entry transfer of the ADSs into the Depositary’s account at The Depository Trust Company as described in the Offer to Purchase; (ii) one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase); and (iii) any other documents required by the Letter of Transmittal. Securityholders who cannot deliver all required documents to the Depositary, or cannot complete the procedures for book-entry transfer prior to the Expiration Date, must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
The Company will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described in Section 15 of the Offer to Purchase) for soliciting tenders of ADSs pursuant to the Offer. Securityholders holding ADSs through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if securityholders tender ADSs through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of ADSs except as otherwise provided in the Offer to Purchase and Instruction 6 in the Letter of Transmittal.
Any inquiries you may have with respect to the Offer may be addressed to the Information Agent at the address and telephone number appearing on the Offer to Purchase.
Additional copies of the Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from the Information Agent for the Offer by calling toll-free at (888) 644-5854, toll at (646) 989-1649 or email at htt@dfking.com.
Very truly yours,
Equiniti Trust Company, LLC
NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.